EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made between Canadian Pacific Railway Company and the Sao Line Railroad Company (collectively, the "Company'') and Keith Creel (the "Executive"), effective as of February 5 2013 (the "Effective Date").

WHEREAS, the Executive has been offered and wishes to accept employment with the Company, serving as its President and Chief Operating Officer ("COO"); and

WHEREAS, the Company and the Executive desire, as of the Effective Date, to enter into a written employment agreement and define the terms of the employment relationship;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Company and the Executive agree as follows:

1.Employment; Office and Duties. As of the Effective Date the Company shall employ the Executive in the capacity of President and COO with the duties and responsibilities normally incident to such a position, and the Executive hereby accepts such employment, on the terms and conditions set forth below. The Executive shall report directly to the Chief Executive Officer. In his capacity as President and COO, the Executive agrees to perform the duties consistent with such office, and as may be reasonably assigned to him from time to time by the Chief Executive Officer. The Executive may be required to serve as officer or director of one or more subsidiaries or affiliates of the Company or one or more entities in which the Company has an interest.

The Executive shall be expected to devote all of his business time to perform his duties and to promote the success of the Company. The Executive is a fiduciary of the Company and shall act at all times in the Company's best interests. The duties to be performed by the Executive shall include responsibility for managing all aspects of the operations of the Company. The Executive will be based in the Company's Chicago offices and will be required to travel to various locations in both Canada and the United States for business purposes

2.Compensation. All amounts expressed in this Agreement are U.S. Dollars unless stated otherwise. If an amount is expressed in Canadian Dollars, it will be converted to USD immediately prior to payment to the Executive, and payment will be made to the Executive in USO. In consideration of the services to be rendered by the Executive to the Company pursuant to this Agreement, the Executive shall be paid the following compensation and other benefits:

(a)Salary. The Company shall pay the Executive an annual base salary of
$850,000 USD payable in accordance with the Company's usual payroll practices, or such higher annual base salary as may be established by the Board of Directors of the Company {the "Board") from time to time. The Executive's annual base salary shall be referred to in this Agreement as the "Annual Salary". The Annual Salary shall be reviewed annually by the Management Resources and Compensation Committee of the Board and may be increased, but shall not be decreased, without the Executive's consent.

(b)Short Term Incentive Plan. The Executive shall be eligible to participate in the Company's Performance Incentive Plan ("STIP") as it may be amended from time to time. At present, the STIP provides the opportunity to earn an annual bonus at a target level of 100% of Annual Salary {"Target Bonus"). The bonus is dependent on corporate performance (75% weighting) and individual performance (25% weighting). Both corporate and individual components currently have a maximum of 200% of target (i.e., for a total of 200% of Annual Salary). The Executive shall fully participate in the STIP for calendar 2013, without pro-rata reduction based on the date he commences employment.

(c)Long Term Incentive Program ("LTIP") The Executive shall be eligible to participate in an LTIP program with an expected value of 300% of Annual Salary commencing with the 2013 annual grant, without pro-rata reduction based on the date he commences employment.

(d)Pension. The Executive shall participate in the Canadian Pacific US Salaried Retirement Income Plan. In addition, the Executive shall participate in a supplemental executive retirement arrangement (the "SERP"). The SERP shall provide for a defined contribution of 6 per cent of the Executive's Annual Salary during the term of his employment. All amounts payable under the SERP shall be forfeited if the Executive is in breach of the non-competition or non-solicitation covenants contained in this Agreement.

(e)Housing. The Company shall provide reasonable accommodation for the Executive in the City of Calgary in the form of a condominium unit with a monthly cost of approximately $8,000. It is understood that the Executive shall be responsible for applicable income taxes, if any, on this benefit.

(f)Relocation Expenses I Equity Protection. If the Executive (in his sole discretion) chooses to relocate his personal residence to Calgary during the term of this Agreement, the Company will reimburse expenses in accordance with its applicable Relocation Policy and will provide equity protection with respect to the sale of the Executive's Illinois residence and purchase of a Calgary residence, in accordance with the Company's applicable Relocation Policy.

(g)Corporate Jet. The Executive may use the Company's corporate aircraft when available for corporate travel and for limited personal and family use on an otherwise business flight. It is understood that the Executive shall be responsible for applicable income taxes, if any, associated with the benefit of personal and family use.

(h)Car Allowance. The Executive shall have a vehicle leased for business and personal use in accordance with the Company's Vehicle Policy. It is understood that the Executive shall be responsible for applicable income taxes on this benefit.

(i)Club Membership. The Company shall pay the annual membership dues for one Golf Club membership for the Executive, such membership fees not to exceed
$15,000 per year. It is understood that the Executive shall be responsible for applicable income taxes on this benefit.

(j)      Benefits. The Executive shall be enrolled in the employee benefit plans made generally available to U.S. based executives of the Company, subject to the terms of said benefit plans, including qualifying provisions and employee contribution requirements.

In addition, the Company shall pay for an executive medical examination once per year.

(k)Withholdings. Payments made hereunder shall be made subject to required governmental withholdings.

(I)Financial Advisory Services. The Company shall pay for financial counselling services provided to the Executive up to a maximum of $15,000.00 per year.

(m)	Tax Equalization.

a.The Executive hereby represents that, for the purposes of the Income Tax Act (Canada) and the Canada - United States income tax convention (the "Treaty"), the Executive (i) is a resident of the State of Illinois in the United States ("U.S."), (ii) is not, and is not deemed to be, a resident of Canada, and (iii) is entitled to the benefits of the Treaty.

b.The Company agrees to pay the Executive a tax equalization amount representing incremental income tax, if any, as a result of working for the Company in Canada with respect to taxable income specified herein, the overall intent being that the Executive shall, on an after-tax basis, receive the same amount that he would have received had the Executive earned such income entirely in Illinois. The income used to calculate the payment will be the Annual Salary, STIP, LTIP, termination payments under Section 9, indemnification payments under Section 13, and all employment benefits which are taxable (collectively, the "Remuneration").

c.The parties will determine, for any particular calendar year, (i) the notional amount of U.S. federal and Illinois income tax payable by the Executive in respect of the Remuneration, on the assumption that the Executive is not subject to any Canadian taxes for the year ("U.S. Notional Taxes"), and (ii) the actual aggregate Canadian federal and Alberta income taxes and U.S. federal and Illinois income taxes imposed on the Executive for the year in respect of the Remuneration, inclusive of any applicable foreign tax credits or deductions which the Executive may claim ("Canada/U.S. Taxes"). To the extent that the amount of Canada/U.S. Taxes payable exceeds the U.S. Notional Taxes, the Company will pay the Executive the difference as soon as reasonably practicable following such determination.

d.All determinations required to be made under this Section 2(m} shall be made in the first instance by an internationally recognized accounting firm appointed by the Company and reasonably acceptable to the Executive. All fees and expenses of the tax accounting firm, including with respect to preparation of tax returns in the U.S. and/or Canada, shall be borne solely by the Company.

e.If the Company is required by law to deduct any amount of income taxes in respect of the payment of the tax equalization amount to the Executive, such amount shall be increased as necessary so that after making all the required deductions, the Executive receives an amount equal to the sum he would have received had no such deductions been made, on an after-tax basis.

f.The Executive will be responsible for compliance with all applicable tax laws and regulations and for the payment of all income taxes, property taxes, customs duties, fees, licenses and other taxes imposed on the Executive by any taxation authority in Canada, the U.S. or elsewhere. Further, interest and penalties that are the result of the Executive failing to file Canadian or U.S. income taxes on a timely or correct basis shall be for the account of the Executive.

g.The Executive agrees to cooperate in good faith with the Company, but at its sole expense, to avoid (to the extent reasonably practicable, through tax structuring or otherwise) incurring any taxes, or associated interest or penalties, that would give rise to a right to a tax equalization payment.

3.Expenses. The Company shall promptly reimburse the Executive for his actual out-of-pocket expenses incurred in carrying out his duties hereunder in the conduct of the Company's business, which expenses shall be limited to ordinary and customary items and which shall be supported by vouchers, receipts or similar documentation submitted in accordance with the Company's expense reimbursement policy and as required by law.

4.Vacations and Leave. The Executive shall be entitled to five (5) weeks of annual paid vacation per year, and any additional other leave time as is provided for under the Company's personnel policies applicable to executives of the Company. The Company encourages the taking of vacation time during the year in which the vacation time is earned.

5.Share Ownership. The Executive shall maintain a minimum level of share ownership set at a multiple of four times (4x) Annual Salary in accordance with the company's share ownership guidelines. Share ownership guidelines can be met through the holding of common shares and deferred share units.

6.	Non-Disclosure of Confidential Information.

(a)    The Executive acknowledges that, as a result of his employment by the Company, he has and will be making use of, acquiring, and/or adding to the Company's Confidential Information (as defined below). Except as required in the performance of the Executive's duties under this Agreement or except in those instances in which the Executive reasonably determines, in good faith, that use or disclosure of Confidential Information is in the best interests of the Company, the Executive will not use or disclose to third parties, directly or indirectly, any Confidential Information, either during his employment or anytime following cessation of his employment. Notwithstanding the foregoing, the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order.

(b)    As used herein, "Confidential Information" means all confidential and proprietary information of the Company, including, without limitation, any business plan, compilation, list, program, device, formula, pattern, method, technique or process, that:
(i)derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (iii) is owned by the Company. In addition, "Confidential Information" includes, without limitation, both information disclosed to the Executive by the Company and information developed by the Executive in the course of his employment with the Company. The types and categories of information which the Company considers to be its Confidential Information include but are not limited to information concerning the Company's management, financial condition, financial operations, employee lists, customer lists (including potential customers and prospects), pricing information, sales activities, marketing activities, sales and marketing strategies and business plans.

The parties agree that as used herein, "Confidential Information" shall not include the following: (i) information that at the time of disclosure is in the public domain; or (ii) information that, after disclosure, becomes part of the public domain by publication or otherwise through no fault of the Executive.

(c)    The Company may also advise the Executive from time to time as to restrictions upon the use or disclosure of specified information that has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements that contain restrictions upon the use or disclosure of such information. The Executive agrees to abide by the restrictions upon use and/or disclosure contained in such agreements to the extent such restrictions do not conflict with this Agreement.

(d)    The Company and the Executive agree that it is a term and condition of the Executive's employment that he respect the confidentiality and proprietary interests of his former employer, Canadian National Railway Company and its affiliates ("CN"), and that he not use or disclose any confidential information of CN during his employment with the Company unless and until consent to such use or disclosure is obtained from CN or such information is otherwise in the public domain. The Executive further confirms that he has returned all property of CN, confidential or otherwise, to CN.

7.Property of the Company/Assignment of Developments. All documents, encoded media, and other tangible items provided to the Executive by the Company, or prepared, generated or created by the Executive or others in the performance of the Executive's duties under this Agreement are the property of the Company. Upon cessation of the Executive's employment with the Company, the Executive will promptly deliver to the Company all such documents, media and other items in his possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein. The Executive will neither have nor claim any right, title or interest in any trademark, copyright, patent, trade secret, service mark or trade name owned or used by the Company.

8.	Non-solicitation of Clients/Covenants Against Competition.

(a)The Executive acknowledges that by reason of his employment the services he renders to the Company are of a special or unusual character with a unique value to the Company, the loss of which the Company believes cannot adequately be compensated by damages in an action at law. In view of the Confidential Information known or to be obtained by, or disclosed to the Executive, as set forth above, and as a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees during his employment with the Company and during the Covenant Period (as defined below), the Executive will not, except as otherwise expressly authorized by this Agreement, directly or indirectly, anywhere in North America, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of a Class 1 Railroad (the "Restricted Business") including but not limited to CN, provided, however, that the restrictions contained in this Agreement shall not restrict the acquisition by the Executive, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

As used herein, the "Covenant Period" shall mean the period of the Executive's employment with the Company and, additionally twenty four (24) months following the termination of the Executive's employment, unless terminated without cause and with a retiring allowance in which case the Covenant Period shall extend for three years following termination.

(b)The Executive further covenants and agrees that during the Covenant Period, the Executive shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employee of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any existing or former customer of the Company and any person or entity that becomes a client or customer of the Company after termination of the Executive's employment) or any other person or entity who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship. As used in this Agreement, a "former customer" is a person or entity which has been a customer of the Company within the immediately preceding twenty four (24) month period from the date of solicitation, and a "prospective client or customer" is a person or entity to which the Company has submitted a proposal in writing to perform services within the immediately preceding twenty four (24) month period from the date of solicitation. For purposes of this Section 8(b), general newspaper and other media advertisements shall not be considered solicitation of Company employees.

9.	Term, Termination and Effects of Termination.

(a)    This Agreement shall become legally binding and effective immediately upon the Effective Date and this Agreement and the Executive's employment shall continue for five (5) years, unless earlier terminated as provided herein. The word "Term" shall refer to the period of the Executive's employment under this Agreement.

(b)    The employment of the Executive and this Agreement may be terminated as follows:

(i)Death. By the Company upon the death of the Executive. In the event of a termination of the Executive's employment due to the death of the Executive, the Company shall pay first to the Executive's surviving spouse, if applicable, or second to the person designated in writing to the Company by the Executive, or third, to the Executive's estate or legal representative, in a lump-sum within thirty (30) days of the date of death, (A) any accrued but unpaid prorata Annual Salary, provided for in Section 2(a) above, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above and (C) any unused vacation under Section 4 above as of the date of death. Equity compensation, outstanding at the time of death, shall be addressed in accordance with the terms of the applicable plan terms.

(ii)Disability. For the purpose of this Agreement, "Disability" means a mental or physical disability whereby the Executive:

(A)
is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an executive of the Company for any consecutive six (6) month period, or for any period of eight (8) or more months (whether consecutive or not) in any consecutive twelve (12) month period; or

(B)	is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs; and

(C)	the disability cannot be accommodated by the Company without causing undue hardship to the Company.

In the event of the Executive's Disability, and notwithstanding continuing entitlements under applicable disability plans, the Company may terminate this Agreement and the Executive's employment by providing thirty (30) days prior written notice to the Executive. Upon termination of the Executive's employment due to Disability, the Company shall have no further obligation to the Executive, with the exception that the Executive shall continue to be entitled to (A) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above and (C) any unused vacation under Section 4 above as of the date of termination. Equity compensation, outstanding at the time of termination as a result of Disability, shall be addressed in accordance with the terms of the applicable plan terms.

(iii)Voluntarily by the Executive. By the Executive upon thirty (30) days advance written notice to the Company, for any reason. In the event of a termination of this Agreement by the Executive, the Company shall pay to the Executive, in a lump-sum within thirty (30) days of the date of termination,
(A) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above and (C) any unused vacation under Section 4 above as of the date of termination. Equity compensation, outstanding at the time of such termination, shall be addressed in accordance with the terms of the applicable plan terms except as provided in Section 13 below.

(iv)By the Company for Cause. By the Company for Cause immediately upon written notice to the Executive. For purposes of this Agreement, "Cause" means any one of the following: (A) the commission by the Executive of any wilful act of dishonesty, misappropriation, embezzlement or fraud against the Company or in the course of, related to or connected with the business of the Company; (B) a material breach by the Executive of any of his obligations under this Agreement, which breach remains uncured for a period of thirty (30) days after written notice to the Executive setting forth in detail the particulars of the breach; or (C) any act or omission which constitutes "just cause" at common law for summary termination of the Executive's employment.

In the event of the termination of the Executive's employment by the Company for Cause, the Company shall pay to the Executive, in a lump-sum within thirty (30) days of the date of termination, (A) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, and (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above, and (C) any unused vacation under Section 4 above as of the date of termination. The Company may offset from the amounts due to the Executive under this Section 8(b)(iv) all sums, if any, due from the Executive to the Company. Equity compensation, outstanding at the time of such, shall be addressed in accordance with the terms of the applicable plan terms except as provided in Section 13 below.

(v)By the Company without Cause or on Expiry of Term. By the Company upon thirty (30) days advance written notice to the Executive, for any reason other than Cause.

In the event of a termination of the Executive's employment by the Company without Cause (including a constructive dismissal), or in the event the Term expires five years from the Effective Date in circumstances in which the Company is not continuing or offering to continue the employment of the Executive on comparable or improved terms and conditions of employment, compared to those in effect on completion of the Term, the Company shall pay to the Executive, in a lump-sum within thirty (30) days of the date of termination, (A) retiring allowance in the amount of three years Annual Salary and Target Bonus, less amounts required by law to be withheld, (B) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (C) any accrued but unpaid expenses required to be reimbursed under Section 3 above, (D) any unused vacation under Section 4 above as of the date of termination. Equity compensation, outstanding at the time of such termination, shall be addressed in accordance with the terms of the applicable plan terms.

iv) Notwithstanding the foregoing, if the Executive's employment is terminated without cause (including constructive dismissal) with more than three years remaining in the Term, a lump sum payment equivalent to Annual Salary and Target Bonus for the period remaining until the end of the Term shall be paid rather than the sum payable pursuant to Section 9(b)(v)A above.

The Executive acknowledges that the payments provided pursuant to this Agreement supersede and replace any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law, and the Executive expressly waives any rights to such notice. The Executive agrees that the payments are deemed conclusively to be reasonable notice of termination and specifically include all amounts owed for termination and/or severance pay arising under any contract, statute, common law or otherwise.

10.Resignation From All Positions Upon Termination and Release. The Executive agrees that he hereby resigns from all other positions held by him with the Company and any entity in the Company, including without limitation any position as a director, officer, agent, trustee or consultant unless otherwise agreed with the Company, effective on the date when the Executive's employment with the Company terminates. In addition, and in exchange for the full severance payment paid to the Executive pursuant to Sections 9(b)(v) or(vi), above, and satisfaction of any other obligation owed by the Company to the Executive, the Executive shall sign a full and final release of the Company in a form satisfactory to the Company, acting reasonably, which release shall not impose any post-employment obligations on the Executive beyond those set forth in this Agreement.

11.Post-Termination Cooperation. The Executive shall, following the termination of the Executive's employment for any reason (including but not limited to retirement or the end of the Term), cooperate with the Company's reasonable requests relating to (A) matters that pertain to the Executive's employment with the Company and the transition of duties to the Executive's successor; and (B) any legal proceedings involving the Company or any of its affiliates.

12.Indemnification. The Company shall indemnify the Executive, and hold him harmless, to the maximum extent permitted under law, if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. To the extent permitted by applicable law, this Indemnity includes the obligation of the Company to pay for and provide defence legal counsel for the Executive and to pay the costs of the defence as the same are incurred. The Company may, but is not required to, procure directors' and officers' liability insurance to cover any such indemnification obligation. In the event the Company is indemnifying the Executive under this Agreement, the Company may select and engage the legal counsel representing the Executive.

13.Indemnification Regarding Prior Employment. The Executive has advised the Company that, as a result of the Executive advising CN, at CN's request, that he had been contacted by a search firm and was considering his employment options, CN suspended certain compensation arrangements of the Executive notwithstanding its contractual obligations to him, creating the potential for substantial compensation losses for the Executive. As a result, the Company agrees to indemnify the Executive for all amounts that were required to be paid to the Executive by CN pursuant to its agreements with the Executive, but for his advising CN that he was considering his options and his acceptance of employment with the Company ("Losses"). The Executive shall be indemnified for the Losses as follows:

(i)The Executive shall be granted deferred share units ("DSUs) under the Canadian Pacific Railway Limited Senior Executives Deferred Share Unit Plan valued at $2,721,581 effective on the earliest date permissible following the Executive's commencement of employment, subject to a two year vesting period;

(ii)The Executive shall be granted DSUs valued at $680,395 effective on the earliest date permissible following the Executive's commencement of employment, subject to a three year vesting period;

(iii)	The Executive shall be granted PSUs with an expected value of
$2,617,373 under the Corporation's Performance Share Unit Plan for Eligible Employees, effective upon commencement of employment, upon the same terms as those PSUs approved by the Board for Company executives in November 2012;

(iv)Subject to TSX approval, the Executive was granted 159,100 stock options with an expected value of $3,867,373 on February 4, 2013 with strike price of $115.78 Cdn. Twenty-five per cent of such options shall vest on each anniversary date of the grant over a four year period;

(v)The Executive shall be paid $10,720,278 in cash on commencement of employment with the Company;

all of which shall be subject to the applicable compensation plans and programs of the Company and provided, however, that if the Executive resigns his employment with the Company during the Term or has such employment terminated for cause, he shall repay up to $11.6 million of the amounts awarded to him pursuant to this Section 13, based on the following schedule:

Resignation date Amount repayable On or before February 5, 2014        100%

From Feb 6 2014 to Feb 5 2015    80%

From Feb 6 2015 to Feb 5 2016    60%

From Feb 6 2016 to Feb 5 2017    40%

From Feb 6 2017 to Feb 5 2018    20%

In addition to the Indemnification obligations in Section 12, the Company further agrees to defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, the Executive against all other losses, claims, damages, liabilities and expenses incurred by the Executive in connection with any action, suit or proceeding brought by or arising out of or related to the Executive's prospective or actual employment with the Company ("Action") including:

i)any claim by CN to recover up to $3.8 million in relation to a 2009 RSU payment previously paid to the Executive; and

ii)up to $3.4 million received by the Executive in relation to options exercised by the Executive pursuant to a 2009 option grant;

and in connection with any refusal by CN to pay the Executive, or withhold any benefits payable to the Executive, under CN's 2001 Supplemental Retirement Plan for Employees of CN U.S. Subsidiaries, it being agreed that the amount of such benefits is $10,876.00 monthly, commencing in June 2033.

The parties do not believe that there is any good faith basis for concluding that any injunctive relief sought by CN would be appropriate. Further, the parties believe that injunctive relief would cause the Company and the Executive irreparable harm that could not be compensated fully through monetary relief. In the unlikely event that CN is successful in obtaining injunctive relief, the Company will pay the Executive and provide all compensation and benefits in this Agreement to him as if he were actively employed at the Company during the period of the injunction, which includes STIP calculated at Target Bonus and LTIP calculated at the expected value of 300% of Annual Salary.

In connection with any Action, the Company shall have the right (and with respect to any action by CN against the Executive, the obligation) to assume the prosecution or defense thereof and shall not be liable to the Executive for any legal expenses of other counsel or any other expenses subsequently incurred by the Executive in connection with the defense thereof, except that (1) the Executive may retain separate counsel reasonably satisfactory to the Company to monitor the litigation, and the Company shall pay all reasonable fees and expenses of such counsel; and (2) if counsel for the Executive advises that there are issues that raise conflicts of interest between the Company and the Executive, The Executive may retain separate counsel reasonably satisfactory to the Company for the litigation, and the Company shall pay all reasonable fees and expenses of such counsel.

To the extent the Company advances or pays any amounts under this agreement and CN later pays the Executive in respect therefore, the Executive shall promptly transfer such amounts to the Company, up to the amount previously advanced or paid by the Company, together with any interest paid thereon.

The Executive shall promptly notify the Company in writing in the event of any claims actually made against the Executive or known by the Executive to be threatened if the Executive intends to seek indemnification hereunder in respect of such claims. The Company shall not be responsible for any settlement of any claim against the Executive covered by this letter agreement without the Company's prior written consent. However, the Company may not enter into any settlement of any such claim without the Executive's consent unless the settlement includes a release of the Executive from any and all liability in respect of such claim.

14.Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

15.Governing Law; Costs and Remedies. This Agreement shall in all respects be subject to, and governed by, the laws of the Province of Alberta without giving effect to its conflict of laws principles and the parties hereby attorn to the jurisdiction of the Courts of the Province of Alberta. In addition to any remedies that may be available at law or in equity as a result of a breach of this Agreement, in the event of a breach or threatened breach by the Executive of any of the covenants in Sections 6, 7 or 8 above, the Company shall have the right to seek monetary damages and equitable relief, including, without limitation, specific performance by means of an injunction against the Executive to prevent or restrain any such breach.

16.Severability. If for any reason any Section, term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such provision had not been included herein and all other valid provisions herein shall remain in full force and effect.

17.Notice. Any and all notices and other communications required or permitted herein shall be in writing and deemed delivered if delivered personally, or sent by recognized overnight courier or registered or certified mail to the Company at its principal place of business, or to the Executive at the address hereinafter set forth following the Executive's signature, or at such other address or addresses as either party may hereafter designate in writing to the other, except that such notice of change of address will only be effective upon receipt.

18.Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Executive.

19.Entire Agreement. This Agreement contains the entire agreement and understanding between the Executive and the Company with respect to the employment of the Executive with the Company, subject to the employment policies of the Company generally applicable to executives. The parties agree that no prior representations, promises, agreements, or understandings, written or oral, with respect to such employment not contained in this Agreement shall be of any force or effect.

20.Continuing Terms. The Company and the Executive agree that in the event of cessation of the Executive's employment, and regardless of the reason for such cessation, the Executive shall continue to owe the Company fiduciary obligations and the provisions of Sections 6, 7, 8, and 10 through 19 of this Agreement shall continue to be in full force and effect in accordance with their terms.

21.Burden and Benefit. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement, together with any amendments hereto, shall be binding upon the Company's successors and will inure to the benefit of the Executive's estate, heirs and personal representatives.

22.Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

23.Company Clawback Policy. The Executive agrees to be bound by the Company’s Clawback Policy for Executives, as amended from time to time, and to execute a copy of the policy.

24.Counterpart. The parties agree to execute this Agreement in counterpart and the separately executed versions shall be construed as one document.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement intending to be bound by the terms set forth herein.

CANADIAN PACIFIC RAILWAY COMPANY

Per:

 /s/ E.H. Harrison

E. Hunter Harrison Chief Executive Officer Date:

Per: /s/ peter Edwards
Peter Edwards
Vice President HR and IR

SOO LINE RAILROAD COMPANY

/s/ E.H. Harrison

E. Hunter Harrison Chief Executive Officer Date:

“signed”                        /s/ Keith Creel

Witness             KEITH CREEL